TBS International Limited Takes Delivery of Handymax Bulk Carrier, M.V. Yakima Princess

HAMILTON, BERMUDA – October 15, 2007 - TBS International Limited (NASDAQ: TBSI) announced today that it has taken delivery of the M.V. Yakima Princess (ex M.V. Yakima).

The M.V. Yakima Princess is a 42,475 dwt handymax bulk carrier and was built in 1990. With the delivery of the M.V. Yakima Princess, TBS fleet currently consists of 34 multipurpose, handymax and handysize vessels. Furthermore, TBS expects to take delivery of three additional handysize bulk carriers, which it has agreed to acquire, the M.V. Arapaho Belle, the M.V. Savannah Belle, and the M.V. Oneida Princess, between now and January, 2008.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “With the delivery of the M.V. Yakima Princess we expand our operational fleet to 34 vessels, and look forward to the delivery of three more bulk carriers in the next three months. This enhances our operational flexibility and enables us to accommodate the needs of our expanding customer base at a time of robust economic activity around the world.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com